UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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Adaptive Biotechnologies Corporation

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ADAPTIVE BIOTECHNOLOGIES CORPORATION

1165 Eastlake Avenue East

Seattle, WA. 98109

SUPPLEMENTAL MATERIAL TO OUR PROXY STATEMENT

FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 9, 2023

June 1, 2023

Dear Stockholders,

We are writing to you on behalf of the Board of Directors (“Board”) of Adaptive Biotechnologies Corporation. (“ADPT” or the “Company”) to address an advisory report issued by the proxy advisory firm Institutional Shareholder Services (“ISS”) on May 25, 2023, regarding our 2023 Annual Meeting of Stockholders scheduled for June 9, 2023.

In its report (the “Report”), ISS recommends that ADPT’s stockholders vote against the Company’s advisory proposal on executive compensation (our 2023 Say-on-Pay proposal) due to a perceived lack of responsiveness to stockholders related to our 2022 Say-on-Pay proposal, which received 62% support (“…disclosure surrounding the scope of [the Company’s] outreach efforts is limited [and it] does not provide details regarding specific feedback received from shareholders.”) The Report also recommends a withhold vote on the re-election of Board directors Drs. Rob Hershberg and Katey Owen, based on asserted overboarding of the former as well as overall lack of diversity among Board members.

We strongly and respectfully disagree with ISS’s recommendations for our 2023 Annual Meeting of Stockholders and have prepared this supplement to augment our 2023 proxy disclosures, clarify the Company’s response to shareholder feedback received following our 2022 Say-on-Pay voting result, and further support the re-election of Drs. Hershberg and Owen.

As noted in our proxy disclosure, the Company reached out to its shareholders following the 2022 Say-on-Pay vote to obtain their feedback regarding its approach to executive compensation and corporate governance. Specifically, ADPT reached out to the top 40 of its independent shareholders based on stock ownership following the 2022 Annual Meeting. The Company received feedback from 13% of those shareholders, each of whom was within the top 20 based on stock ownership. Moving forward, we are committed to seeking regular feedback from our investors around compensation- and governance-related matters, and we hope to have greater investor participation in those discussions.

As acknowledged in the Report, the Company made changes to its executive compensation program in response to the shareholder feedback received. This specific shareholder feedback included requests for:

•	Additional details concerning how compensation (including performance-based long-term incentive awards) is determined for our co-founders;

•	Consideration of performance-based long-term incentive awards for named executive officers;

•	Additional details concerning qualification of, and service requirements for, our Board members;

•	Reconsideration of the car service perquisite for our CEO; and

•	Establishing share ownership guidelines for our named executive officers.

Accordingly, changes made to our program in response to shareholder feedback include:

•	Replaced time-based stock option grants with a mix of PSUs and RSU awards for CEO Chad Robins starting in 2022 and for Chief Scientific Officer Harlan Robins starting in 2023;

•	Increased the weighting of formulaic components of our annual incentive program and expanded our disclosure around achievement of our corporate goals;

•

Maintained and did not raise the CEO’s target long-term incentive pay level in each of 2022 and 2023, which resulted in target pay positioned in proximity of the median of our peer group (20 percent below the peer group 75th percentile);

•	Maintained and did not raise the compensation of our other executive officers;

•	Expanded disclosure of the methodology used to determine performance-based long-term incentive compensation for our CEO Chad Robins and our Chief Scientific Officer Harlan Robins;

•	Discontinued the use of an internal share-to-option conversion ratio of 2.5 and shifted to using the Black-Scholes value for determining the number of options granted in 2023;

•	Added stock ownership guidelines for executive officers, effective in 2023; and

•	Eliminated payment as of 2023 of the annual retainer to a driver for transportation use by the CEO.

In addition, the Company adopted and disclosed a Director Qualifications Matrix, in part to address shareholder feedback concerning potential overboarding of Dr. Hershberg. As noted in the Matrix, Dr. Hershberg (who holds Ph.D and MD degrees) is amply qualified to serve on the Company’s Board, having done so since 2013. He has held CEO positions in biotechnology companies and has deep technical expertise as well as operational experience managing sustained revenue and commercial growth in a strategic manner.

The Board assesses the ability of its members to devote sufficient time and effort to their duties as members in accord with the Company’s bylaws and the Matrix, which provides that directors must be “[w]illing to commit the time and energy necessary to satisfy the requirements of the board and board committee membership; attendance and participation in all board meetings and board committee meetings in which they are a member; [have] willingness to rigorously prepare prior to each meeting and actively participate in the meeting as a thought partner; [have] willingness to make himself/herself available to management upon request to provide advice and counsel.”

In those respects, Dr. Hershberg (who chairs the Compensation Committee) attended all shareholder engagement meetings with the Company and attended every Board and Compensation Committee meeting in 2022. He is consistently prepared for, and actively participates in, each meeting he attends with the Board and Company management. His service on other corporate boards also meets the requirements of the Company’s bylaws, which allow service on no more than a total of 5 public company boards. As such, and in compliance with the Company’s policies as noted, the Board recommends re-election of Dr. Hershberg.

With respect to Dr. Owen (who holds a Ph.D degree), the Report’s recommendation for a withhold vote appears to be based solely on the overall diversity in Board membership. As noted in our proxy disclosures, ADPT’s nominating and corporate governance committee values and, as reasonable, acts on the need for diversity of director demographics, skills and viewpoints when considering new candidates. While Dr. Owen is white, she is also female. Removal of Dr. Owen from the Board would serve to decrease, not enhance, contributions toward the diversity of viewpoints represented on the Board. Therefore, as noted, the Board recommends re-election of Dr. Owen.

In light of the additional disclosures provided herein, we hope ISS will reconsider its recommendations, which are inconsistent with the Company’s demonstrated efforts to obtain and act on constructive engagement with its stockholders.

We appreciate the opportunity to communicate with stockholders and look forward to continued engagement as we work to deliver sustainable stockholder value.

Cordially,

Rob Hershberg, Chair of the Compensation Committee

Peter Neupert, Lead Independent Director, member of the Compensation Committee

Kevin Conroy, member of the Compensation Committee

FOR THESE REASONS, WE URGE OUR STOCKHOLDERS

TO VOTE “FOR” ALL DIRECTOR NOMINEES AND

VOTE “FOR” THE SAY-ON-PAY PROPOSAL.